Exhibit 10.1

Amendment to Registration Rights Agreement

By and between

SPYR, Inc.

and,

Ares Capital, Inc.

Dated: April 26, 2022

This Amendment to Registration Rights Agreement (“Amendment”) is entered into by and between SPYR, Inc., a Nevada corporation (“SPYR”) and Ares Capital, Inc. (“Ares”). Both SPYR and Ares may be collectively referred to as the “Parties.”

RECITALS

On September 20, 2021, the Parties entered into a Registration Rights Agreement in connection with an Equity Purchase Agreement of the same date (“Transaction Documents”). The Transaction Documents provided that in exchange for certain registration rights, Ares agreed to purchase up to fourteen million dollars of SPYR’s common stock. SPYR filed Form 8-K disclosing the Transaction Documents on September 23, 2021 (copy attached and incorporated into this Amendment.

Section 2(a) of the Registration Rights Agreement provided that SPYR had “thirty (30) calendar days from the date hereof, file with the SEC an initial Registration Statement covering the maximum number of Registrable Securities as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor, including but not limited to under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), subject to the aggregate number of authorized shares of the Company’s Common Stock then available for issuance in its Certificate of Incorporation.”

Section 10 of the Registration Rights Agreement provided: “Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.”

SPYR did not file the required registration statement within the time frame set out in Section 2(a). After meeting and conferring, Ares agreed to waive SPYR’s obligation to file a registration statement concerning the Transaction Documents pursuant to Section 2(a) of the Registration Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

I

Amendment of Registration Rights Agreement

Section 1.01 Pursuant to Section 10 of the Registration Rights Agreement, Section 2(a) is amended to delete the requirement that SPYR file a registration statement within 30 days of September 20, 2021.

II

Waiver of Section 2(a) by Ares

Section 2.01 Pursuant to Section 10 of the Registration Rights Agreement, Ares waives the requirement that required SPYR to file the registration statement under Section 2(a) within thirty days.

III

Confirmation of Transaction Documents

Section 3.01 The Parties acknowledge that the Transaction Documents, as amended hereby, remain in full force and effect.

IV

Representations of the Parties

Section 4.01 By signing below, SPYR and Ares warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party's execution of this Agreement is not in violation of any by-law, covenants, and/or other restrictions placed upon them by their respective entities, and that all necessary corporate action has been taken for each of SPYR and Ares to enter into this Amendment.

SPYR, INC.

By:	/s/ Tim Matula
Tim Matula
Chief Executive Officer

ARES CAPITAL, INC.

By:	/s/ Nima Montazeri
Nima Montazeri
President